Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-162339 and No. 333-148416 on Form S-8 of EchoStar Corporation of our report dated March 7, 2011 relating to the consolidated financial statements of Hughes Communications, Inc. appearing in this Current Report on Form 8K of EchoStar Corporation dated June 9, 2011.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

June 9, 2011